Exhibit 99.1
FOR IMMEDIATE RELEASE

JEFFREY A. HIRSCH JOINS STARZ AS PRESIDENT
OF GLOBAL MARKETING AND PRODUCT PLANNING

Beverly Hills, Calif. - July 16, 2015 - Starz CEO Chris Albrecht announced today that Jeffrey A. Hirsch will join the company on July 20, 2015 in the newly-created position of President of Global Marketing and Product Planning. Hirsch will be based in the company’s Beverly Hills offices and report to Albrecht.

Hirsch’s responsibilities will include overseeing the development of new Starz products and services for the company’s current and prospective new distributors, both domestic and abroad. Hirsch will be working in close coordination with the company’s strategy, distribution, marketing and product planning teams with a focus on optimizing worldwide sales and revenue growth efforts and increasing Starz brand awareness through the company’s expanding portfolio of original programming.

Hirsch arrives at Starz after most recently serving as Executive Vice President and Chief Marketing Officer, Residential Services at Time Warner Cable. In this senior executive role since 2011, Hirsch was responsible for all Time Warner Cable corporate marketing activities to the company’s residential customers. Hirsch first joined Time Warner Cable in 1999, and served in various executive roles including responsibilities in strategic product development for the Time Warner Cable iPad app, and serving as President for Residential Services in the Time Warner Cable New York City, Los Angeles and Rochester, NY regions. Prior to that, Hirsch’s past experiences included stints at NYNEX Corporation in product bundling and McCann-Erickson in advertising.

“Jeff comes to Starz with sterling credentials and a proven, multi-discipline background in our industry that should prove to be a great asset. This is a period of rapid change in the total media business ecosystem and one of tremendous worldwide opportunity at Starz thanks to our successful transformation as a company,” said Albrecht. “Jeff’s experience as a successful cable operator with one of our largest distributors, and his talents in marketing, product development and planning, sales and operations, make him a great addition to our executive ranks.”

“Chris has done a remarkable job leading the evolution of the business at Starz the past recent years. The opportunity to become a key member of the Starz executive team and join a programming company whose prospects are rising both in the U.S. and overseas in an exciting new role is a tremendous opportunity,” said Hirsch.

Hirsch received a Bachelor of Arts in Communications from the University of Pennsylvania and a Masters of Business Administration from The Amos Tuck School at Dartmouth College.

About Starz
Starz (NASDAQ: STRZA, STRZB) is a leading integrated global media and entertainment company with operating units that provide premium subscription video programming on domestic U.S. pay television channels (Starz Networks), global content distribution (Starz Distribution) and animated television and movie production (Starz Animation), www.starz.com.

Starz Networks is a leading provider of premium subscription video programming through the flagship STARZ® and ENCORE® pay TV networks which showcase premium original programming and movies to U.S. multichannel video distributors, including cable operators, satellite television providers, and telecommunications companies. As of

March 31, 2015, STARZ and ENCORE serve a combined 57.5 million subscribers, including 23.7 million at STARZ, and 33.8 million at ENCORE, making them the largest pair of premium flagship channels in the U.S. STARZ® and ENCORE®, along with Starz Networks’ third network MOVIEPLEX®, air more than 1,000 movies monthly across 17 linear networks, complemented by On Demand and authenticated online offerings through STARZ PLAY, ENCORE PLAY, and MOVIEPLEX PLAY. Starz Distribution develops, produces and acquires entertainment content, distributing it to consumers globally on DVD, digital formats and traditional television. Starz Distribution’s home video, digital media and worldwide distribution business units distribute original programming content produced by Starz, as well as entertainment content for itself and third parties. Starz Animation produces animated TV and movie content for studios, networks, distributors and audiences worldwide.

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Contact:

Eric Becker
Starz
(720) 852-4065
eric.becker@starz.com